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                                                                    Exhibit 23.1

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Trinity Industries, Inc. pertaining to the Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates as Restated Effective April 1, 1999 and the Supplemental Profit Sharing Plan for Trinity Industries, Inc. and Certain Affiliates as Restated Effective January 1, 2000 of our report dated February 20, 2004 with respect to the consolidated financial statements of Trinity Industries, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                                            /s/ ERNST & YOUNG LLP



Dallas, Texas
April 21, 2004